Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

April 11, 2006

For more information, contact:

Debra J. Richardson, Sr. Vice President

(515) 273-3551, drichardson@american-equity.com

John M. Matovina, Vice Chairman

(515) 273-3552, jmatovina@american-equity.com
D. J. Noble, Chairman
(515) 457-1705, dnoble@american-equity.com

American Equity Announces First Quarter 2006 Sales

and Schedules Quarterly Earnings Release, Conference Call and Webcast

WEST DES MOINES, IOWA (April 11, 2006) American Equity Investment Life Holding Company (NYSE: AEL) today announced that its annuity sales in the first quarter of 2006 totaled $564.7million.  Monthly sales during the quarter were: January 2006 — $176.8 million; February 2006 — $162.9 million and March 2006 — $225.0 million. Sales in the first quarter of 2005 were $676.3 million. Recent sales trends in fixed-rate and index annuity markets have been impacted by the inverted yield curve. Higher short-term rates have generated increased demand for competing products such as bank certificates of deposit and other short term fixed income products. As a result, growth in the fixed-rate and index annuity industries was slower in the first quarter of 2006 compared to the same period in 2005. At December 31, 2005, AEL had total invested assets of approximately $10.5 billion. The impact of slower sales growth in a given quarter does not have a significant impact on spread management over the entire base of assets and annuity liabilities.

AEL will announce its first quarter 2006 earnings after the close of market on Tuesday, May 2, 2006. The first quarter earnings release and financial supplement will be posted on the American Equity web site, (www.american-equity.com) at that time.

AEL will hold a conference call to discuss first quarter 2006 earnings on Wednesday, May 3, 2006 at 10:00 a.m. Central Time. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.

The call may also be accessed by telephone at 1-866-825-3308, passcode 12417120, (international callers, please dial 1-617-213-8062).  An audio replay will be available shortly after the call on AEL’s web site. An audio replay will also be available via telephone through, May 17, 2006 by calling 1-888-286-8010, passcode 65930283 (international callers will need to dial 1-617-801-6888).

American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of annuity and insurance products, with a primary emphasis on the sale of fixed rate and index annuities. The company’s headquarters are located at 5000 Westown Parkway, West Des Moines, Iowa, 50266. The mailing address of the company is: P.O. Box 71216, Des Moines, Iowa, 50325.

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